Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of September 22, 2003 (the “Effective Date”) by and among NPTest Holding Corporation, a Delaware corporation (together with its successors and subsidiaries, the “Company”), and David Mullin (“Executive”).

WHEREAS, the Company desires to employ Executive on the terms set forth herein;

WHEREAS, Executive desires to accept such employment and enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

Section 1.01. Position. (a) As of and following the Effective Date, Executive shall serve as Vice President and Chief Financial Officer and shall report to the Chief Executive Officer. Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Chief Executive Officer.

(b) During the Employment Term, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board of the Directors of the Company (the “Board”); provided that, so long as such service does not interfere with the performance of Executive’s duties hereunder, nothing herein shall be deemed to preclude Executive from serving on any civic or charitable board or, subject to the prior written consent of the Board, on any other corporate board.

Section 1.02. Term. Executive shall be employed by the Company for a period (the “Employment Term”) commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on the second anniversary of the Effective Date; provided that on each anniversary of the Effective Date beginning on such second anniversary, the Employment Term shall be automatically extended for successive one-year periods unless not later than one month prior to any such automatic extension the Company or Executive shall give notice that the Employment Term shall not be extended.

ARTICLE 2

COMPENSATION AND BENEFITS

Section 2.01. Base Salary. Commencing on the Effective Date, the Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $225,000 payable in accordance with the payroll and personnel practices of the Company from time to time. Executive’s base salary shall be reviewed by the Board at least annually (and at least as often as salaries are reviewed for other officers of the Company) for possible increases in the sole discretion of the Board.

Section 2.02. Performance Bonus. For each calendar year during the term of this Agreement, subject to Executive’s continued employment hereunder on December 31 of such year, Executive shall be eligible for an annual bonus (the “Annual Bonus”), with a target bonus opportunity of up to 50% of Base Salary, based on attainment of such goals as the Board shall determine each year; provided that subject to Executive’s continued employment hereunder through December 31, 2003, Executive will be eligible to receive a bonus with a target bonus opportunity up to 50% of the pro-rated portion of Base Salary for the period from the Effective Date through December 31, 2003, based on attainment of such goals as the Board shall determine. The Annual Bonus for each calendar year (including the bonus for the period ending December 31, 2003) shall be paid in a lump sum payment on or before March 31 of the following calendar year.

Section 2.03. Employee Benefits. During the Employment Term, Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to senior executives of the Company.

Section 2.04. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.

Section 2.05. Options. (a) On or promptly after the Effective Date, the Company shall grant to Executive an option (the “Option”) to purchase 700,000 shares of common stock of the Company (“Common Stock”), at an exercise price per share equal to the fair market value (determined in accordance with the terms of the Plan) of a share of Common Stock on the grant date.

(b) Subject to Executive’s continued employment with the Company or one of its subsidiaries as of the applicable vesting date, (i) 25% of the shares constituting the Option shall become vested and exercisable on September 15, 2004, and (ii) thereafter, the Option shall become vested and exercisable at a rate of 1/48 of the shares constituting the Option per month.

(c) If within 12 months after a Change in Control (as defined in Article 7), Executive’s employment is terminated by the Company without Cause (as defined in Article 7) or by Executive for Good Reason (as defined in Article 7), a portion of the then unvested portion of the Option shall become vested and exercisable as follows: (i) if such termination is on or before the first anniversary of the Effective Time, the Option shall become vested to the extent the Option would have otherwise become vested during the 18 months following the date of such termination had Executive remained employed by the Company; (ii) if such termination is after the first anniversary but on or before the second anniversary of the Effective Time, the Option shall become vested to the extent the Option would have otherwise become vested during the 24 months following the date of such termination had Executive remained employed by the Company; or (iii) if such termination is after the second anniversary of Effective Time, the Option will become vested in full.

(d) After the completion of an initial public offering, if any, of the Common Stock, if during Executive’s employment with the Company any executive officer of the Company has the opportunity, with the consent of the applicable managing underwriters, to sell Common Stock in a secondary offering pursuant to a registration statement of the Company, then the Company shall use its reasonable efforts to cause Executive to have the opportunity to sell his shares of Common Stock in such offering on the following terms:

(i) Executive shall be entitled to sell a number of shares equal to (x) the number of shares underlying his unexercised options plus shares held by Executive acquired from the Company, times (y) the percentage obtained by dividing (A) the number of shares to be sold in the offering by the officer who is entitled to sell the highest percentage of his beneficially owned shares by (B) such officer’s equity in the Company (both shares acquired from the Company and shares underlying unexercised options).

(ii) The terms and conditions of Executive’s participation in any such offering shall be on substantially the same terms and conditions (including any underwriting arrangements and cross-indemnification) as for the other executive officers.

(iii) In the event Executive has the right under this subsection to participate in an offering before his Option begins to vest on September 15, 2004, then a portion of the Option shall become vested to the extent necessary to enable Executive to acquire the number of shares he would be entitled to sell in such secondary offering as calculated under clause (i) above; provided that in no event shall Executive become vested by virtue of this clause (iii) in more than 25% of the shares originally subject to the Option.

(e) Except as set forth herein, the Options shall otherwise be subject to the terms of the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached hereto as Attachment 1.

ARTICLE 3

CERTAIN TERMINATION BENEFITS

Section 3.01. General. The receipt of any payments and benefits pursuant to this Article 3 by Executive shall be contingent upon Executive signing a release of claims arising from Executive’s employment and the termination thereof in a form reasonably acceptable to the Company.

Section 3.02. Termination Without Cause. In the event that Executive’s employment is terminated by the Company without Cause (other than by reason of Executive’s death or disability) during the Employment Term, the Company shall pay Executive as soon as practicable a lump sum, in cash, equal to one times Executive’s then current annual Base Salary plus the pro-rated portion (based on the time period during which Executive was employed by the Company during the year) of Executive’s target Annual Bonus for the year of termination.

Section 3.03. Termination Following a Change in Control. If, within 12 months after a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then in lieu of any benefits pursuant to Section 3.02, Executive shall be entitled to the following benefits:

(a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to one times Executive’s then current annual Base Salary.

(b) The Company shall pay Executive the pro-rated portion (based on the time period during which Executive was employed by the Company during the year) of Executive’s target Annual Bonus for the year of termination.

ARTICLE 4

COVENANTS AND REPRESENTATIONS

Section 4.01. Nondisclosure, Noncompetition, Nonsolicitation, and Nondisparagement. (a) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive’s employment with the Company, any trade secrets; customer lists; provider lists; product development and related information; marketing plans and related information; sales plans and related information; premium or any other pricing information; operating policies and manuals; research; payment rates; methodologies; contractual forms; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any affiliate of the Company unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided that this limitation shall not apply to any such disclosure made while the Executive is employed by the Company or its affiliate if such disclosure occurred in connection with the performance of Executive’s job as an employee of the Company or its affiliates. Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or its affiliates. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

(b) While employed by the Company, Executive shall not, on his account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any firm or person which directly competes with a line or lines of business which the Company (or any of its subsidiaries) was engaged in or sought to be engaged in during the Employment Term; provided that Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation.

(c) While employed by the Company and for 12 months after the termination of Executive’s employment, Executive shall not, directly or indirectly:

(i) induce or attempt to induce any employee of the Company (or any subsidiary of the Company) to be employed or perform services elsewhere;

(ii) solicit or attempt to solicit away from the Company the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company (or any subsidiary of the Company) or which the Company (or any subsidiary of the Company) is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company (or any subsidiary of the Company).

(d) In connection with the termination of Executive’s employment hereunder, Executive shall cooperate with the Company and its affiliates to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request; provided that (i) such obligation shall not continue beyond the period 90 days following such termination and (ii) the Company shall provide reasonable compensation, at a rate agreed by the Company and Executive, for any such post-employment cooperation that requires more than a de minimis amount of Executive’s time.

(e) Except as required by law, neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its affiliates or the officers and directors of any of them.

Section 4.02. Material Inducement; Specific Performance. (a) If any provision of Section 4.01 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(b) Executive acknowledges that a material part of the inducement for the Company to provide the compensation provided herein is Executive’s covenants set forth in Section 4.01 and that the covenants and obligations of Executive with respect to noncompetition, nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of Section 4.01(a), (b) or (c) during or following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in such Sections and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

Section 4.03. Employee Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5

SUCCESSORS AND ASSIGNMENTS

Section 5.01. Assignments. Except for an assignment to a successor or subsidiary of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to:

c/o NPTest, Inc.

150 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Fax: (408) 586-4661

with copies to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Tel: 650-752-2000

Fax: 650-752-2111

Attn: David W. Ferguson

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to

5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.02. Dispute Resolution. (a) Except as provided in Section 4.02, each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration in a location in California, in accordance with the rules of the American Arbitration Association then in effect. The election to arbitrate, as herein provided, and the decision of the arbitrator in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne equally by Executive and the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Section 6.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 6.04. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided that the severance benefits provided pursuant to Article 3 hereof shall be in lieu of any cash severance benefits under any such plans, programs, policies or practices.

Section 6.05. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide benefits pursuant to Article 3, if any. Executive shall also have the right to terminate Executive’s employment with the Company at any time without liability, subject only to the provisions hereof and Executive’s obligations hereunder.

Section 6.06. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive’s employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive or notice period as required by any applicable law in connection with any termination of Executive’s employment.

Section 6.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 6.08. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.09. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 6.11. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

ARTICLE 7

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Cause” means the occurrence of any one or more of the following:

(i) Executive’s willful and continued failure substantially to perform the duties of Executive’s position as then in effect (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within 15 business days of written notice from the Company;

(ii) Executive’s gross negligence or willful malfeasance in the performance of Executive’s material duties hereunder;

(iii) Executive’s willful breach of any of the covenants contained in Section 4.01; or

(iv) Executive’s commission of an act constituting fraud or embezzlement, or Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company.

“Change in Control” means the occurrence of any of the following:

(i) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the direct or indirect stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s assets; or

(iii) any acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions, other than in an underwritten public offering of the securities of the Company or any of its affiliates;

provided that a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who, directly or indirectly, held the securities of the Company immediately before such transaction.

“Good Reason” means the occurrence of any of the following without Executive’s written consent:

(i) Any change in Executive’s title or position that constitutes a material diminution in authority as compared to the authority of his title or position as of the Effective Date, or any substantial diminution in Executive’s duties and responsibilities (other than a change due to Executive’s disability), including if Executive is no longer the Chief Financial Officer of the Company (or, in the case of a Change of Control, of the ultimate parent entity of the Company) or its successor;

(ii) Any relocation of Executive’s office to a location more than 50 miles from its location on the Effective Date;

(iii) A material reduction in Executive’s salary or benefits not agreed to by Executive.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

NPTEST HOLDING CORPORATION

By:	/s/ ASHOK BELANI
Name: Ashok Belani
Title: President

EXECUTIVE:

/s/ DAVID MULLIN
Name: David Mullin